Exhibit 10.36

Loan Agreement between Changzhou City Wujin Best Appliances Co., Ltd. and Wujin Rural Commercial Bank, pursuant to which Wujin Rural Commercial Bank provided a loan with a total amount of RMB10, 000. The loan term is from November 30, 2011 to February 28, 2012. The annual interest rate carries the benchmark interest rate published by the People’s Bank of China.